Exhibit 99.1 Press Release

NEWS RELEASE

Entegris, Inc.
Corporate Headquarters
129 Concord Road
Billerica, MA 01821 USA
Tel. 978-436-6500

Steve Cantor
VP of Corporate Relations
Tel. 978-436-6750
irelations@entegris.com

FOR IMMEDIATE RELEASE

Entegris Enters into Discussions to Reduce Size of Credit Facility

BILLERICA, Mass., May 3, 2010 – Entegris, Inc. (Nasdaq: ENTG) today announced that it has entered into discussions with Wells Fargo Bank NA, the agent for the lenders under its amended and restated Credit Agreement dated March 2, 2009, in order to reduce the size of the revolving credit commitment amount from $121.7 million to $60 million. Entegris does not expect significant changes to the cash flow leverage ratio or fixed charge coverage ratio covenants of the Credit Agreement as a result of these discussions. The Credit Agreement would continue to be secured and would continue to mature on November 1, 2011.

Gregory Graves, executive vice president and chief financial officer, said: “As previously announced, we expect to completely repay all outstanding amounts under the credit facility by the end of the third quarter of this year. Based on current business trends, we no longer need such a large credit commitment and do not want to pay the fees associated with that level of commitment. We do not anticipate needing to borrow under the Credit Agreement after we have paid off our outstanding balances.”

About Entegris

Entegris is a leading provider of a wide range of products for purifying, protecting and transporting critical materials used in processing and manufacturing in the semiconductor and other high-tech industries. Entegris is ISO 9001 certified and has manufacturing, customer service and/or research facilities in the United States, China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea and Taiwan. Additional information can be found at www.entegris.com.

Forward-Looking Statements

Certain information contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current management expectations only as of the date of this press release, which involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. Statements which are modified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “may,” “will,” “should” or the negative thereof and similar expressions as they relate to Entegris or our management are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. These risks include, but are not limited to, fluctuations in the market price of Entegris’ stock, future operating results of Entegris, other acquisition and investment opportunities available to Entegris, general business and market conditions and other factors. Additional information concerning these and other risk factors may be found in previous financial press releases issued by Entegris and Entegris’ periodic public filings with the Securities and Exchange Commission, including the discussion described in Item 1A under the headings “Risks Relating to our Business and Industry,” “Risks Related to Our Borrowings,” “Manufacturing Risks,” “International Risks” and “Risks Related to Owning Our Securities” in Item 7 of our Annual Report on Form 10–K for the fiscal year ended December 31, 2010, as well as other matters and important factors disclosed previously and from time to time in the filings of Entegris with the U.S. Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we undertake no obligation to update publicly any forward-looking statements contained herein.

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